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Exhibit 4.14

SUBSCRIPTION AGREEMENT

        This SUBSCRIPTION AGREEMENT (the "Subscription Agreement") is made as of the date set forth on the signature page between MDU COMMUNICATIONS INTERNATIONAL, INC., a Delaware corporation, with its principal offices at 60-D Commerce Way, Totowa, New Jersey 07512 (including its two wholly-owned subsidiaries as more fully described below, the "Company"), and the undersigned subscriber (the "Investor").

        WHEREAS, the Company desires to sell on a "best efforts-no minimum" basis up to ten (10) Units (the "Units"), each unit consisting of 300,000 shares of the Company's Common Stock, $.001 par value (the "Common Stock"), and 300,000 five-year warrants to purchase Common Stock at $.33 per share, subject to adjustment (the "Warrants") in a private placement (the "Private Placement") to be conducted through Casimir Capital L.P., as placement agent (the "Placement Agent"), the terms of which are set forth in a Confidential Term Sheet dated June 10, 2003, including all exhibits and attachments thereto (the "Memorandum").

        WHEREAS, the Company is offering the Units pursuant to Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended ("Securities Act"), to "accredited investors" only, as such term is defined in Rule 501(a) of said Regulation D.

        NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto do hereby agree as follows:

SECTION 1

SUBSCRIPTION FOR UNITS

        1.1    Subscription.    The Investor, intending to be legally bound, hereby subscribes for and agrees to purchase the number of Units set forth upon the signature page hereof, at a purchase price of $75,000 per Unit, on the terms and conditions described herein and in the Memorandum and the Company agrees to sell such Units to the Investor, upon such terms and conditions.

        1.2    Purchase.

          (a)   The Investor hereby tenders a check made payable to the order of "MDU Communications International, Inc.—Escrow Account" in the amount set forth on the signature page hereof, or provides such funds by wire transfer pursuant to the wire instructions contained on the signature page hereof.

          (b)   The Investor also tenders herewith (i) a completed copy of this Subscription Agreement, including the Investor Qualification Questionnaire and an executed signature page, and (ii) an Internal Revenue Service ("IRS") Form W-9 for United States citizens and residents (included herewith).

          (c)   All subscriptions for Units in the Private Placement are irrevocable when delivered, subject to acceptance by the Company and certain other conditions described in this Subscription Agreement and the Memorandum. The Company has the right to accept or reject any subscription, in whole or in part. Funds relating to all subscriptions rejected by the Company shall be returned promptly to the applicable subscriber, without interest and without any deduction.

          (d)   The Offering is on a "best efforts—no minimum" basis. Subscription funds will be maintained in the escrow account with North Fork Bank ("Escrow Agent") pending a determination to close on such funds. An initial closing ("Initial Closing") and one or more subsequent closings, including a final closing (collectively, "Closings"), may be held at any time for any amount of the subscription funds prior to the termination of the Private Placement. There is no minimum number of Units which must be sold in order to conduct a Closing.

SECTION 2

REPRESENTATIONS, WARRANTIES AND COVENANTS

        2.1    Investor Representations, Warranties and Covenants.    The Investor hereby acknowledges, represents, warrants or covenants, as the case may be, to the Company and the Placement Agents as follows:

          (a)   The Investor is an "accredited investor" as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act, as indicated by his response set forth in the Investor Questionnaire attached hereto, and that he is able to bear economic risk of an investment in the Units.

          (b)   The Investor has prior investment experience, including investment in non-listed and non-registered securities, or he has employed the services of an investment advisor, attorney or accountant to read all of the documents furnished or made available by the Company both to him and to all other prospective investors in the Units, including the documents filed with the Securities and Exchange Commission ("SEC") pursuant to the Securities Act of 1934, as amended (the "Exchange Act"), and to evaluate the merits and risks of such an investment on his behalf, and that he recognizes the highly speculative nature of this investment.

          (c)   The Investor acknowledges receipt and careful review of the Memorandum, including, but not limited to, the attachments and exhibits thereto, including the Company's (i) Form 10-KSB for the fiscal year ended September 30, 2002 ("Form 10-KSB"), (ii) Forms 10-QSB for the quarters ended December 31, 2002 and March 31, 2003, and (iii) Form 8-K dated June 6, 2003, and hereby represents that he has been furnished by the Company during the course of this transaction with all other information regarding the Company which he had requested or desired to know, that all documents which could be reasonably provided have been made available for his inspection and review, that he has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of the Company concerning the terms and conditions of the Private Placement, and any additional information which he had requested.

          (d)   The Investor understands and recognizes that the purchase of the Units is highly speculative and involves a high degree of risk and that only investors who can afford the loss of their entire investment should consider investing in the Company. The Investor understands all the risks of investing in the Company, including, without limitation, that (i) the Company has incurred losses of $2,988,035, $220,347 and $487,753, for the fiscal year ended September 30, 2002 and each of the quarters ended March 31, 2003 and December 31, 2002, respectively, (ii) the Company has received a "qualified" auditor's opinion from each of its independent auditors, upon their review of the Company's financial statements for each of the fiscal years ended September 30, 2001 and 2002 and that such opinions raise doubt about the Company's ability to continue as a going concern, and (iii) the Company is in default with respect to two secured loans, due to violations of certain financial ratio provisions, in the aggregate principal amount of approximately $100,000 ("Loans") which are therefore currently due on demand. The Investor has also reviewed the risk factors contained in Part I of the Form 10-KSB.

          (e)   The Investor acknowledges that the Private Placement will be conducted on a "best efforts" basis, and that there is no minimum amount of Units which must be subscribed for in order to close any purchase. Although all payments for subscriptions received and accepted by the Company will be deposited into an escrow account, one or more Closings will be held at such times as agreed to by the Company and Placement Agent. The determination as to the timing of Closing shall bear no relation to the aggregate amount of funds in escrow and could be with respect to one or more subscriptions. There can be no assurance that the Company will sell a number of Units in the Private Placement necessary to repay the Loans, or sustain operations.

          (f)    The Investor acknowledges the Memorandum has not been reviewed by the SEC or any state securities regulators. The Investor represents that the Units are being purchased for his own account, for investment and not for distribution or resale to others. The Investor agrees that he will not sell or otherwise transfer such securities unless they are registered under the Securities Act or unless an exemption from such registration is available.

          (g)   The Investor understands that the Common Stock and Warrants comprising the Units and Common Stock underlying the Warrants ("Warrant Shares") have not been registered under the Securities Act by reason of a claimed exemption under the provisions of the Securities Act which depends, in part, upon his investment intention. In this connection, the Investor understands that it is the position of the SEC that the statutory basis for such exemption would not be present if his representation merely meant that his present intention was to hold such securities for a short period, such as the capital tax gains period of tax statutes, for a deferred sale, for a market rise, assuming that a market exists, or for any other fixed period. The Investor realizes that, in the view of the SEC, a purchase now with an intent to resell would represent a purchase with an intent inconsistent with his representation to the Company, and the SEC might regard such a sale or disposition as a deferred sale to which such exemptions are not available.

          (h)   The Investor understands that he may never be able to liquidate his investment in the Company. Although the Company has undertaken to register under the Securities Act the Common Stock comprising Units and the Warrant Shares, there can be no assurance that such registration will ever be effective or remain effective, or that there will be any liquidity with respect to the sale of such securities, if and when registered. The Investor understands that although the Company's Common Stock is traded on the OTC Bulletin Board, there currently is a limited public market for such securities.

          (i)    The Investor understands that pending an effective registration under the Securities Act, if any, the Common Stock and Warrants comprising the Units and the Warrant Shares (collectively, "Securities") will be restricted securities as such term is defined under Rule 144 ("Rule 144") promulgated under the Securities Act. Rule 144 requires, among other conditions, a one year holding period prior to the resale (subject to certain volume limitations) of securities acquired in a non-public offering without having to satisfy the registration requirements of the Securities Act. The Investor understands that the Company must be current with respect to the reporting requirements under the Exchange Act and its dissemination to the public of any current financial or other information concerning the Company, as required by Rule 144, as one of the conditions of its availability. The Investor understands and hereby acknowledges that the Company is under no obligation to register the Securities under the Securities Act, with the exception of certain registration rights set forth in Section 4 hereafter exclusively with respect to the Common Stock comprising the Units and the Warrant Shares The Investor further understands that the Company may, if it desires, permit the transfer of the Securities out of his name only when his request for transfer is accompanied by an opinion of counsel reasonably satisfactory to the Company that the proposed transfer does not result in a violation of the Securities Act or any applicable state "blue sky" laws. The Investor agrees to hold the Company and its directors, officers and controlling persons and their respective heirs, representatives, successors and assigns harmless and to indemnify them against all liabilities, costs and expenses incurred by them as a result of any misrepresentation made by him contained herein or any sale or distribution by the undersigned Investor in violation of any securities laws under the Securities Act or under the securities laws of any state or other jurisdiction.

          (j)    The Investor understands that the Company and the Placement Agent are relying on the Investor's representations herein and the information provided by the Investor in the Investor Questionnaire attached hereto. Any information which the Investor has heretofore furnished to the Company in the Investor Qualification Questionnaire or otherwise, including, without limitation, information with respect to his financial position and business experience is correct and complete as of the date of this Subscription Agreement, and if there should be any material change in such information prior to the Closing he will immediately furnish such revised or corrected information to the Placement Agent and Company.

          (k)   The Investor understands the tax consequences of this investment and that the contents of the Memorandum do not contain tax advice or information. The Investor has had the opportunity to consult with the Investor's own legal, accounting, tax, investment and other advisors, who are unaffiliated with the Company or any affiliate or selling agent of the Company, with respect to the tax treatment of an investment by the Investor in the Units.

          (l)    If the Investor is a corporation, trust, partnership or other entity, it is authorized to purchase the Units and the person signing this Subscription Agreement on behalf of such entity has been duly authorized by such entity to do so.

          (m)  The Investor consents to the placement of a legend on any certificate or other documents evidencing the Securities substantially in the following form:

    "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL FOR THIS CORPORATION, IS AVAILABLE."

          (n)   The address of the Investor furnished by him at the end of this Subscription Agreement is the undersigned's principal residence if he is an individual or its principal business address if it is a corporation or other entity.

          (o)   The Investor acknowledges that if he is a Registered Representative of an NASD member firm, he must give such firm the notice required by the NASD's Rules of Fair Practice, receipt of which must be acknowledged by such firm on the signature page hereof.

          (p)   Except as set forth in the Memorandum, no representations or warranties have been made to the Investor by the Company or any agent, employee or affiliate of the Company and in entering into this transaction, the Investor is not relying on any information, other than that contained in the Memorandum and the results of independent investigation by the Investor.

          (q)   Such Investor either has a preexisting personal or business relationship with the Company or any of its partners, officers, directors or controlling persons, or by reason of such Investor's business or financial experience or the business or financial experience of such Investor's professional advisors, who are unaffiliated with and who are not compensated by the Company, or any affiliate or selling agent of the Company, directly or indirectly, such Investor could be reasonably assumed to have the capacity to protect such Investor's own interests in connection with the transaction.

          (r)   This Subscription Agreement constitutes the legal, valid and binding agreement of the Investor, enforceable against the Investor in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and by general equitable principles, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies and (iii) to the extent any indemnification provisions contained in this Subscription Agreement may be limited by applicable Federal or state securities laws.

          (s)   If the Investor is not a United States person it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Units or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Units, Common Stock or Warrants, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Units, Common Stock or Warrants. Such Investor's subscription and payment for, and his or her continued beneficial ownership of the Units, Common Stock or Warrants, will not violate any applicable securities or other laws of the Investor's jurisdiction.

          (t)    The Investor also understands and agrees that, although the Company will use its best efforts to keep confidential the information provided herein, the Company may present the information provided herein to such parties as it deems advisable (a) if called upon to establish either the availability under any Federal or state securities laws of an exemption from registration of the Private Placement or compliance with any other legal requirement, or (b) if the contents hereof are relevant to any issue in any action, investigation, suit or proceeding to which the Company is a party, is subject, or by which it is or may be bound. Further, the Investor understands that the Private Placement may be reported to the SEC pursuant to the requirements of applicable Federal law and to various state securities or blue sky commissioners pursuant to applicable laws.

          (u)   The foregoing acknowledgments, representations, warranties and covenants shall survive the Closing.

        2.2    Representations, Warranties and Covenants of the Company.    The Company hereby acknowledges, represents, warrants or covenants, as the case may be, to the Investor as follows:

          (a)   The Company and each of its subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the state of incorporation, with full power and authority, and all necessary consents, authorizations, approvals, orders, licenses, certificates, and permits of and from, and declarations and filings with all Federal, state, local, foreign, and other governmental authorities and all courts and other tribunals, to own, lease, license and use their properties and assets, and to carry on its business or proposed business as required, except where the failure to have obtained any of the foregoing would not have a material adverse effect on the business, property or financial condition of the Company, when taken as a whole. The Company and each of its subsidiaries is duly licensed and qualified to do business and be in good standing in every jurisdiction in which the ownership, leasing, licensing or use of property and assets or the conduct of its business or proposed business makes such qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, property or financial condition of the Company, when taken as a whole. The Company has two wholly-owned subsidiaries, MDU Communications (USA) Inc. and MDU Communications Inc.

          (b)   All corporate action on the part of the Company, its officers and directors necessary for the authorization, execution and delivery of this Subscription Agreement, the performance of all obligations of the Company hereunder at the Closing(s) and the authorization, issuance, sale and delivery of the Units, Common Stock, Warrants and Warrant Shares has been taken or will be taken prior to the Initial Closing, and this Subscription Agreement constitutes the valid and legally binding obligations of the Company, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and by general equitable principles, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies and (iii) to the extent any indemnification provisions contained in this Subscription Agreement may be limited by applicable Federal or state securities laws.

          (c)   As of the date hereof, the Company's authorized and outstanding capitalization is not materially different than that set forth in the Memorandum. Each outstanding share of the Company's capital stock is duly authorized, validly issued, fully paid and non-assessable and has not been issued and is not owned or held in violation of any preemptive rights set forth in the Company's Certificate of Incorporation or any agreement to which the Company is a party. There is no commitment, plan or arrangement to issue, and no outstanding option, warrant or other right calling for the issuance of, any share of capital stock of the Company which is not described in the Memorandum and which, if not disclosed therein would cause the Memorandum to be inaccurate in any material respect. There is outstanding no security or other instrument which by its terms is convertible into, exercisable for or exchangeable for any class of capital stock of the Company which is not described in the Memorandum and which, if not disclosed therein would cause the Memorandum to be inaccurate in any material respect.

          (d)   The Units, Common Stock, Warrants and Warrant Shares conform in all material respects to all statements relating thereto contained in the Memorandum. The Company as of the date of the Initial Closing will have reserved a sufficient number of shares of its Common Stock, including the shares of Common Stock issuable upon exercise of the Warrants, for the issuance to all investors in the Private Placement and upon issuance of the Common Stock and payment therefor, such shares of Common Stock will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer described or disclosed in the Memorandum and this Subscription Agreement and under applicable Federal and state securities laws.

          (e)   The Company is in material compliance with the Sarbanes-Oxley Act of 2002 and all requirements under the Exchange Act.

          (f)    Except as may otherwise be described or referred to in the Memorandum, as of the date of the Memorandum, the Company has not (i) in any material respect issued any securities, or incurred any liability or obligation, primary or contingent, for borrowed money; (ii) entered into any transaction, except in the ordinary course of business, within the past twelve (12) months or which otherwise would be required to be disclosed in the Memorandum; or (iii) declared or paid any dividend or other distribution on its capital stock. The Company agrees, to the extent material, to supplement the Memorandum to include information relating to (i) the issuance of any securities, or the incurrence of any material liability or obligation, primary or contingent, for borrowed money, (ii) the Company's entering into any transaction, except in the ordinary course of business, or (iii) the declaration or payment of any dividend or other distribution on its capital stock, in the event of the occurrence of any such transactions from the date of the Memorandum until the date of the Final Closing (the "Final Closing Date").

          (g)   No consent, approval, qualification, order or authorization of, or filing with, any local, state, or Federal governmental authority is required on the part of the Company in connection with the Company's valid execution, delivery, or performance of this Subscription Agreement, the offer, sale or issuance of the Units, Common Stock, Warrants or Common Stock underlying the Warrants, except such filings as have been made prior to the Initial Closing, and any notices of sale required to be filed with the SEC under Regulation D promulgated under the Securities Act, or such post-closing filings as may be required under applicable state securities laws.

          (h)   There is no litigation, arbitration, governmental action, hearing or other proceeding (formal or informal) or claim or investigation pending against the Company or any subsidiary or, to the best of the knowledge of the Company, threatened with respect to the Company, relating to any of its operations, businesses or proposed businesses, properties or assets, (or to the best knowledge of the Company, any set of facts that would give rise thereto) except as may be described or referred to in the Memorandum. The Company is not in material violation of any law, rule, regulation, order, judgment or decree, except as may be described in the Memorandum.

          (i)    Except as described in the Memorandum, neither the Company or any Subsidiary nor, to the knowledge of the Company, is any other party in violation or breach of or in default with respect to, complying with any material provision of any contract, agreement, instrument, lease, license, arrangement or understanding to which the Company or any subsidiary is a party, and each such contract, agreement, instrument, lease, license, arrangement and understanding is in full force and effect and is the legal, valid and binding obligation of the Company or subsidiary, as the case may be, enforceable as to the Company in accordance with its terms (subject to applicable bankruptcy, insolvency and other laws affecting the enforceability of creditors' rights generally and to general equitable principles. Except as described in the Memorandum, the Company and each subsidiary has good and marketable title to all properties and assets, owned by it, free and clear of all liens, charges, encumbrances or restrictions, except such as are not materially significant or important in relation to the business of the Company, when taken as a whole; all of the material leases and subleases under which the Company or any Subsidiary is the lessor or sublessor of properties or assets or under which the Company or any Subsidiary, as the case may be, holds properties or assets as lessee or sublessee are in full force and effect, and neither the Company nor any subsidiary, as the case may be, is in default in any material respect with respect to any of the terms or provisions of any of such respective leases or subleases, and no material claim has been asserted by anyone adverse to rights of the Company, or any Subsidiary, as lessor, sublessor, lessee or sublessee under any of the leases or subleases mentioned above, or affecting or questioning the right of the Company or any Subsidiary to continued possession of the leased or subleased premises or assets under any such lease or sublease. The Company is not in violation or breach of, or in default with respect to, any term of its Certificate of Incorporation or By-Laws.

          (j)    The financial statements of the Company, together with related notes and schedules, as set forth in the Memorandum, present fairly in all material respects the financial position and the results of operations and cash flows of the Company, and at the indicated dates and for the indicated periods. Such financial statements and related schedules have been prepared in accordance with generally accepted accounting principles, consistently applied throughout the periods involved, except as disclosed therein, and all adjustments necessary for a fair presentation of results for such periods have been made.

          (k)   Except as described in the Memorandum, since the date of the most recent balance sheet contained in the Memorandum, the Company has not incurred any liabilities or obligations, direct or contingent, not in the ordinary course of business, or entered into any transaction not in the ordinary course of business, which is material to the business of the Company when taken as a whole, and there has not been any material change in the capital stock of, or any incurrence of long-term debt by, the Company when taken as a whole, or any material issuances of options, warrants or other rights to purchase the capital stock of the Company, or any adverse change or any development involving, so far as the Company can now reasonably foresee, a prospective adverse change in the condition (financial or otherwise), net worth, results of operations, business, key personnel or properties which would be material to the business or financial condition of the Company when taken as a whole, and the Company has not become a party to, and neither the business nor the property of the Company has become the subject of, any material litigation whether or not in the ordinary course of business.

          (l)    The Memorandum delivered to the Investor, at all times during the period from the date of the Memorandum, as may be amended and supplemented from time to time, to and including the later of (i) the Final Closing Date and (ii) the Termination Date (as defined in Section 3.1 hereafter), does not, and during such period will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, all in light of the circumstances under which they were made, except to the extent that the Memorandum has been amended and/or supplemented by the Company in a timely manner.

          (m)  The foregoing acknowledgments, representations, warranties and covenants shall survive the Closing.

SECTION 3

TERMS OF SUBSCRIPTION

        3.1    Subscription.    The subscription period will begin on June 10, 2003 (the "Commencement Date") and shall continue until the earlier of: (i) the sale of all of the Units offered in the Memorandum or (ii) sixty (60) days after the Commencement Date, unless extended, at the Company's sole discretion, for up to an additional thirty (30) days (the "Termination Date"). The Units will be offered on a "best efforts-no minimum" basis, as more particularly set forth in the Memorandum. The minimum subscription per subscriber shall be ($75,000); provided, however, that the Company may, in its sole discretion, accept subscriptions for fractional amounts.

        3.2    Placement Agent.    Placement of the Units will be made by the Placement Agent pursuant to the terms described in the Memorandum.

        3.3    Escrow; Closings; Release of Funds.    Pending the sale of the Units, all funds paid hereunder shall be deposited in escrow with the Escrow Agent. An Initial Closing and subsequent Closings shall take place from time to time and the net proceeds shall be paid to the Company.

        3.4    Delivery of Certificates.    The Investor hereby authorizes and directs the Company to deliver the certificates for the Common Stock and the Warrants and, upon exercise of the Warrants, if at all, the Warrant Shares to be issued to such Investor pursuant to this Subscription Agreement to the address indicated in the Investor Qualification Questionnaire included herein.

SECTION 4

REGISTRATION RIGHTS

        4.1    Definitions.    For purposes of this Section 4:

          (a)   The terms "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement or statements or similar documents in compliance with the Securities Act and pursuant to Rule 415 under the Securities Act or any successor rule providing for offering securities on a continuous basis ("Rule 415"), and the declaration or ordering of effectiveness of such registration statement or document by the SEC.

        (b)   The term "Registrable Securities" means (i) the Common Stock comprising the Units and the Warrant Shares sold to the Investor (or any assignee thereof) and all other subscribers pursuant to the terms of the Memorandum and any securities issued or issuable in respect thereof in connection with, among other things, a dividend, distribution or split, recapitalization, merger, consolidation, any reorganization or other distribution with respect to or in exchange for or in replacement of the Common Stock comprising the Units and Warrant Shares and (ii) any Common Stock issued pursuant to the provisions of Section 4.2(b).

        (c)   The term "Registration Statement" means any registration statement or comparable document of the Company under the Securities Act through which a public sale or distribution of the Company's securities may be registered (except a form exclusively for the sale or distribution of securities in connection with an employee or consultant stock option or purchase plan or for use exclusively in connection with a business combination), the prospectus contained therein and all amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all material incorporated by reference in such Registration Statement.

        4.2    Shelf Registration.

        (a)   The Company shall use its best efforts to prepare and file a Registration Statement on Form SB-2 ("Shelf Registration") with the SEC as soon as possible after the final closing of the Private Placement ("Final Closing Date") to provide for the offer and sale of the Registrable Securities and shall cause the Shelf Registration Statement to become effective under the Act no later than one hundred and twenty (120) days after the Final Closing Date ("Effective Date").

        (b)   In the event the Shelf Registration is not declared effective by the Effective Date, the Company shall promptly, but no later than ten (10) days from the Effective Date, issue to each then holder of the Registrable Securities ("Holder") a number of shares of Common Stock equal to twenty-five percent (25%) of the sum of (x) the number of shares of Common Stock then held by the Holder and (y) the number of shares of Common Stock issuable upon exercise of the Warrants then held by the Holder (such calculation hereinafter referred to as the "Penalty Formula"). In addition, for each four (4) month period after the Effective Date that the Registration Statement has not been declared effective ("Default Quarter") the Company shall be obligated to issue to the Holder (or any assignee thereof) a number of shares of Common Stock to be calculated in accordance with the Penalty Formula. Any issuances of Common Stock the Company is obligated to make for subsequent Default Quarters shall be made no later than ten (10) days from the last day of such one hundred and twenty (120) day period.

        4.3    Piggyback Registration.

        From and after the Final Closing Date and until such time as the Registrable Securities are freely saleable under Rule 144 promulgated under the Securities Act without volume limitations, if the Company shall determine to proceed with the preparation and filing of a Registration Statement in connection with the proposed offer and sale of any of its securities by it or any of its security holders (other than a registration statement on Form S-4, S-8 or other limited purpose form), the Company will give written notice of its determination to all record holders of the Registrable Securities. Upon receipt of a written request from any such holder within thirty (30) days after receipt of any such notice from the Company, the Company will, except as herein provided, cause all the Registrable Securities owned by such holders to be included in such Registration Statement, all to the extent requisite to permit the sale or other disposition by the prospective seller or sellers of the Registrable Securities to be so registered. If any registration pursuant to this Section 4.3 shall be underwritten in whole or in part, the Company may require that the Registrable Securities requested for inclusion pursuant to this Section 4.3 be included in the underwriting on the same terms and conditions as the securities otherwise being sold through the underwriters.

        The obligation of the Company under this Section 4.3 shall be unlimited as to the number of Registration Statements to which it applies.

        4.4    Registration Procedures.    If and whenever the Company is required by the provisions of Sections 4.2 or 4.3 to effect the registration of Registrable Securities under the Securities Act, the Company will:

          (a)   Use its best efforts to cause such a Registration Statement to become and remain effective (i) for a period of eighteen (18) months; provided, however, that any Registration Statement filed pursuant to Section 4.3 may be kept effective for such lesser period of time until which all Registrable Securities included thereunder are freely salable (without restriction, except with regard to Registrable Securities held by persons deemed to be "affiliates" of the Company) under Rule 144, if applicable.

          (b)   prepare and file with the SEC such amendments to such Registration Statement and supplements to the prospectus contained therein as may be necessary to keep such Registration Statement effective for the period of time described in paragraph (a) above;

          (c)

          (d)   furnish to the security holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of such Registration Statement, preliminary prospectus, final prospectus and such other documents as such underwriters may reasonably request in order to facilitate the public offering of such securities;

          (e)   use its best efforts to register or qualify the securities covered by the Registration Statement under such state securities or blue sky laws of such jurisdictions as such participating holders may reasonably request in writing within twenty (20) days following the original filing of such Registration Statement, except that the Company shall not for any purpose be required to execute a general consent to service of process or to qualify to do business as a foreign corporation in any jurisdiction wherein it is not so qualified;

          (f)    in the event that a registration involves an underwritten offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, including, without limitation, customary indemnification and contribution obligations, with the managing underwriter or such offering;

          (g)   notify the security holders participating in such registration, promptly after it shall receive notice thereof, of the time when the Registration Statement has become effective or a supplement to any prospectus forming a part of the Registration Statement has been filed;

          (h)   notify such holders promptly of any request by the SEC for the amending or supplementing the Registration Statement or prospectus or for additional information;

          (i)    prepare and file with the SEC, promptly upon the request of any such holders, any amendments or supplements to the Registration Statement or prospectus which, in the opinion of counsel for such holders (and concurred in by counsel for the Company), is required under the Securities Act or the rules and regulations thereunder in connection with the distribution of the Registrable Shares;

          (j)    prepare and promptly file with the SEC and promptly notify such holders of the filing of such amendment or supplement to the Registration Statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such securities is required to be delivered under the Securities Act, any event shall have occurred as the result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading;

          (k)   advise such holders, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of the Registration Statement or the initiation or threatening of any proceeding for that purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

          (l)    at the request of holders of a majority of the Registrable Securities included in the Registration Statement, furnish to the underwriters on the date that the Registrable Securities are delivered to underwriters for sale in connection with a registration pursuant to this Section 4 (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters and (ii) a letter dated such date, from the independent certified accountants of the Company, in form an substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters;

          (m)  make available for inspection by any underwriters participating in an offering covering Registrable Securities, and the counsel, accountants or other agents retained by any such underwriter, all pertinent financial and other records, corporate documents, and properties of the Company, and cause the Company's officers, directors and employees to supply all information reasonably requested by any such underwriters in connection with such offering;

          (n)   if the Common Stock is then listed on a national securities exchange, cause the Registrable Securities to be listed on such exchange, or if reported on NASDAQ, to be reported on NASDAQ. If the Common Stock is not then listed on a national securities exchange or reported on NASDAQ, facilitate the reporting of the Registrable Securities on NASDAQ; and

          (o)   provide a transfer agent and registrar, which may be a single entity, for the Registrable Securities not later than the effective date of the Registration Statement in which Registrable Securities are included;

        4.5    Expenses.    With respect to each inclusion of Registrable Securities in a Registration Statement pursuant to Sections 4.2 and 4.3 hereof, the fees, costs and expenses of registration to be borne by the Company shall include, all registration, filing, and NASD fees; printing expenses, fees and disbursements of counsel and accountants for the Company; all legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdictions in which the securities to be offered are to be registered and qualified. Fees and disbursements of counsel and accountants for the selling security holders shall be borne by the selling security holders, and security holders participating in such registration shall bear their pro rata share of the underwriting discounts and commissions and transfer taxes.

        4.6    Indemnification.

        (a)   The Company will indemnify and hold harmless each holder of Registrable Securities which are included in a Registration Statement pursuant to the provisions of Sections 4.2 and 4.3 hereof, its directors and officers, and any underwriter (as defined in the Securities Act) for such holder and each person, if any, who controls such holder or such underwriter within the meaning of the Securities Act, from and against, and will reimburse such holder and each such underwriter and controlling person with respect to, any and all loss, damage, liability, cost and expense to which such holder or any such underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in a Registration Statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that the Company will not be liable in any such case to the extent that any such loss, damage, liability, cost or expenses arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such holder, such underwriter or such controlling person in writing specifically for use in the preparation thereof.

        (b)   Each holder of Registrable Securities included in a registration pursuant to the provisions of Sections 4.2 and 4.3 hereof will indemnify and hold harmless the Company, its directors and officers, any controlling person and any underwriter from and against, and will reimburse the Company, its directors and officers, any controlling person and any underwriter with respect to, any and all loss, damage, liability, cost or expense to which the Company or any controlling person and/or any underwriter may become subject under the Securities Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon and in strict conformity with written information furnished by or on behalf of such holder specifically for use in the preparation thereof and provided further, that the maximum amount that may be recovered from any holder shall be limited to the amount of proceeds received by such holder from the sale of the Registrable Securities.

        (c)   Promptly after receipt by an indemnified party under this Section 4.7 of a notice of the commencement of any action (including any governmental action) such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party hereunder, deliver to the indemnifying party a written notice of the commencement thereof. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 4.7 only to the extent prejudicial to its ability to defend such action, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to an indemnified party otherwise than under this Section 4. The indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if in the reasonable determination of counsel for the indemnifying party, representation of such indemnified party by the counsel obtained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of paragraph (a) or (b) above for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless (i) the indemnified party shall have employed counsel in accordance with the provisions of the preceding sentence, (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party.

        4.7?

        4.8    Contribution.    To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under Section 4.7 hereof to the extent permitted by law, provided that (i) no contribution shall be made under circumstances where the maker would not have been liable for indemnification pursuant to the provisions of Section 4.7 hereof, (ii) no seller of Registrable Securities guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any seller of Registrable Securities who was not guilty of such fraudulent misrepresentation, and (iii) contribution by any seller of Registrable Securities shall be limited to the net amount of proceeds received by such seller from the sale of such Registrable Securities.

        4.9    Assignable Rights.    The rights with respect to the Registrable Securities under this Section 4 shall, in addition for the benefit of the parties hereto, be for the benefit of and enforceable by an transferee of the Registrable Securities. The obligations of the Company contained in this Section 4 shall be binding upon any successor to the Company and continue to be in effect with respect to any securities issued by any successor to the Company in substitution or exchange for any Registrable Securities.

        4.10    Reports Under Securities Exchange Act.    With a view to making available to the holders of Registrable Securities the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit the holders of the Registrable Securities to sell securities of the Parent to the public without registration, the Company agrees to:

          (a)   make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times;

          (b)   file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

          (c)   furnish to each holder of Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144, the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company and (iii) such other information as may be reasonably requested in availing the holders of any Registrable Securities of any rule or regulation of the SEC which permits the selling of any such securities without registration.

SECTION 5

CONDITIONS FOR CLOSING

        5.1    Conditions of Investor's Obligations at Closing.    The obligations of the Investor under this Subscription Agreement are subject to the Company's fulfillment on or before each Closing of each of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of the Company contained in Section 2.2 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

          (b)    Performance.    The Company shall have performed and complied with all agreements, obligations and conditions contained in this Subscription Agreement and the Placement Agency Agreement that are required to be performed or complied with by it on or before the Closing.

          (c)    Compliance Certificate.    At each Closing, the Placement Agent shall have received a certificate of the Chairman or President of the Company, dated the date of such delivery, for the benefit of the investors in the Private Placement, including the Investor, to the effect that, as of the date of the Memorandum, the date of this Subscription Agreement and as of the date of the Closing (i) the representations and warranties of the Company contained in Section 2.2 hereof were and are accurate in all material respects and (ii) that as of the date of such Closing, the obligations to be performed by the Company hereunder on or prior thereto have been fully performed.

          (d)    Legal Opinions.    The delivery of a legal opinion satisfactory in form and substance to the Placement Agent.

        5.2    Conditions of the Company's Obligations at Closing.    The obligations of the Company to the Investor under this Subscription Agreement are subject to the Investor's fulfillment on or before the Closing of each of the following conditions by the Investor:

          (a)    Representations and Warranties.    The representations and warranties of the Investor contained in Section 2.1 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

          (b)    Payment of Purchase Price.    The Investor shall have delivered the purchase price and other documents required pursuant hereto.

SECTION 6

MISCELLANEOUS

        6.1    Modification.    Neither this Subscription Agreement nor any provisions hereof should be modified, discharged or terminated except by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

        6.2    Notices.    Any notice, demand or other communication which any party hereto may be required, or may elect, to give to anyone interested hereunder shall be sufficiently given if delivered personally or by nationally recognized overnight courier service or sent by registered or certified mail, return receipt requested, addressed to such address as may be given herein. Notices delivered personally shall be effective upon receipt by the party to which it is addressed. Notices delivered by overnight courier service shall be effective the day after deposited with such courier service. Notices delivered by mail shall be effective three (3) days after deposited with the United States Postal Service.

        6.3    Execution.    By the execution of the signature page attached hereto, the parties hereby agree to be bound by all of the terms and conditions of this Subscription Agreement, including, without limitation, the registration rights contained herein.

        6.4    Counterparts.    This Subscription Agreement may by executed through the use of separate signature pages or in any number of counterparts, and each of such counterparts shall, for all purposes, constitute one agreement binding on all the parties, notwithstanding that all parties are not signatories to the same counterpart.

        6.5    Binding Effect.    Except as otherwise provided herein, this Subscription Agreement shall be binding upon and inure to the benefit of the parties and their heirs executors, administrators, successors, legal representatives and assigns. If the Investor is more than one person, the obligation of the Investor shall be joint and several and the agreements, representations, warranties and acknowledgments herein contained shall be deemed to be made by and be binding upon each such person and his heirs, executors, administrators and successors.

        6.6    Entire Agreement.    This instrument contains the entire agreement of the parties, and there are no representations, covenants or other agreements except as stated or referred to herein.

        6.7    Assignability.    This Subscription Agreement is not transferable or assignable by the Investor.

        6.8    Applicable Law; Jurisdiction.    This Subscription Agreement shall be governed by and construed under the internal laws of the State of New York without regard to conflict of law rules. The parties hereby submit to the exclusive jurisdiction of the courts of the State of New York located in New York County and the Federal courts located in the Southern District of New York, with respect to any action or legal proceeding commenced by either party with respect to this Subscription Agreement or the Shares. Each party irrevocably waives any objection it now has or hereafter may have respecting the venue of any such action or proceeding or the inconvenience of such forum, and each party consents to the service of process in any such action or proceeding in the manner set forth for the delivery of notices herein.

        6.9    Waiver of Jury Trial.    The parties hereby waive their rights to a trial by jury in any action or proceeding involving any matter arising out of or relating to this Subscription Agreement or to the Shares.

        IN WITNESS WHEREOF, the parties have executed this Subscription Agreement as of the acceptance date by the Company indicated below.

Signature of Subscriber	Signature of Co-Subscriber
Name of Subscriber [please print]	Name of Co-Subscriber
Address of Subscriber	Address of Co-Subscriber
Social Security or Taxpayer Identification Number of Subscriber	Social Security or Taxpayer Identification Number of Co-Subscriber
Number of Units Subscribed for at $75,000 per Unit	Subscription Accepted: MDU Communication International, Inc.
BY:
Title:
Total Subscription Amount	DATE:
*If Subscriber is a Registered Representative with an NASD member firm, have the following acknowledgement signed by the appropriate party:
The undersigned NASD member firm acknowledges receipt of the notice required by Rule 3050 of the NASD Conduct Rules.
Name of NASD Member Firm
By:	Authorized Officer
Wire Instructions: [TO BE PROVIDED]

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SUBSCRIPTION AGREEMENT
SECTION 1 SUBSCRIPTION FOR UNITS
SECTION 2 REPRESENTATIONS, WARRANTIES AND COVENANTS
SECTION 3 TERMS OF SUBSCRIPTION
SECTION 4 REGISTRATION RIGHTS